Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of August 3, 2003, among Tommy Hilfiger Corporation, a British Virgin Islands corporation (together with its successors and assigns, “THC”), Tommy Hilfiger U.S.A., Inc. (together with its successors and assigns, “THUSA”), a wholly owned subsidiary of THC, and David F. Dyer (“Executive”).

1. Employment. THUSA agrees to employ Executive hereunder, and Executive accepts such employment, for the period beginning as of August 3, 2003 (the “Effective Date”) and ending as set forth in Section 1(d) hereof (the “Employment Period”).

(a) Position and Duties.

(i) During the Employment Period, Executive shall serve as the Chief Executive Officer of THUSA, with the customary duties, responsibilities and authority of the Chief Executive Officer, including, without limitation, control of all aspects of the daily operations of THUSA. In addition, Executive shall be appointed to the Board of Directors of THUSA and shall continue to serve thereon throughout the Employment Period. Furthermore, Executive shall serve as the President of THUSA, with the customary duties, responsibilities and authority of the President. Notwithstanding the foregoing, THUSA may reassign the titles, position, duties, responsibilities and authority of President during the Employment Period, in connection with its succession planning; provided that Executive as the Chief Executive Officer of THUSA continues to be in charge of the overall management of such entity, including the day-to-day affairs of such entity, and the President reports to Executive as Chief Executive Officer; and provided, further, that Executive consents to the individual selected as President.

(ii) Executive shall be appointed to the Board of Directors of THC (the “THC Board”) effective as of the Effective Date. It is the intention of the parties that thereafter, subject to the vote of the shareholders of THC, Executive shall be elected to and serve as a member of the THC Board during the Employment Period. Executive shall also serve as the Chief Executive Officer of THC, with the duties, responsibilities, and authority set forth in the Articles of Association of THC. In addition, Executive shall serve as the President of THC; provided that the THC Board may appoint a different individual as President of THC during the Employment Period, in connection with THC’s succession planning; provided, further, that Executive as the Chief Executive Officer of THC continues to be the most senior executive officer of THC, and the President reports to Executive as Chief Executive Officer; and provided, further, that Executive consents to the individual selected as President.

(iii) Executive shall report to the THC Board and Executive shall devote substantially all his business time and attention to the business and affairs of THC and its subsidiaries. Anything herein to the contrary notwithstanding, nothing shall preclude Executive from (A) serving on the boards of directors of a reasonable number of other corporations (as disclosed to and approved by the THC Board) or the boards of a reasonable number of trade associations and/or charitable organizations, (B) continuing to serve on the boards on which he serves as of the Effective Date as set forth in Exhibit A hereto, (C) engaging in charitable activities and community affairs, and (D) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement.

(b) Salary, Bonus and Benefits.

(i) On the Effective Date, THUSA shall pay Executive a cash signing bonus of $1,000,000 (the “Signing Bonus”). If there is a Separation (as defined below) as a result of a termination of Executive’s employment by the Company for Cause (as defined below) or Executive’s resignation without Good Reason (as defined below) before the first anniversary of the Effective Date, then Executive shall be obligated to repay to THUSA promptly, but in any event within 30 days, after the Date of Termination (as defined below), an amount (the “Repayment Amount”) equal to (A) $1,000,000 times a fraction, the numerator of which is the number of days from the Date of Termination through the first anniversary of the Effective Date, and the denominator of which is 365 (the “Pro-Rata Amount”), less (B) Executive’s net tax cost of having received the portion of the Signing Bonus equal to the Pro-Rata Amount, after taking into account a reasonable estimate of any tax benefit to Executive as a result of repaying the Pro-Rata Amount. In addition, Executive shall pay THUSA, promptly after completing his tax filings for the applicable taxable year, the amount of any additional tax benefit that he realizes as a result of repaying the Pro-Rata Amount that was not taken into account in the estimate made for purposes of the preceding sentence, so that after taking into account all such payments by Executive to THUSA, Executive is in the same net after-tax position he would have been in, had he not received the Pro-Rata Amount from the Company.

(ii) During the Employment Period, THUSA shall pay Executive base salary at an annualized rate of at least $1,250,000, subject to any increase as determined by the THC Board from time to time. Each payment of such base salary is referred to as “Base Salary,” and the annualized rate thereof, as in effect from time to time hereunder, is referred to as the “Annual Base Salary Rate.” In connection with the annual salary review/adjustment process for corporate employees of THUSA generally, the Annual Base Salary Rate shall be increased as of October 1, 2004, and each October 1 thereafter during the Employment Period, by a percentage at least equal to the average percentage salary increase for all corporate employees of THUSA made as a result of that annual salary review/adjustment process. The Annual Base Salary Rate (including any increase thereof) shall not be decreased during the Employment Period. The Base Salary shall be payable in accordance with THUSA’s regular payroll practices but, in any event, no less frequently than monthly.

(iii) For each fiscal year of THUSA ending during the Employment Period, Executive shall be eligible to earn an annual cash bonus (the “Annual Bonus”) payable by THUSA, on the terms and conditions set forth below. Any Annual Bonus that becomes due hereunder shall be paid when other bonuses are paid to Senior Executives (as defined below), but in any event not later than 90 days after the end of the applicable fiscal year.

(A) The Annual Bonus shall be payable only (1) if the minimum net revenue goal set forth in clause (B) below (the “Minimum Net Revenue Goal”) is met, and (2) actual Income Before Taxes for a fiscal year is at least 85% of the Budgeted Amount. If these conditions are met, the amount of the Annual Bonus shall be based upon actual Net Revenue and actual Income Before Taxes for that fiscal year, as compared to the

Budgeted Amount of Net Revenue and the Budgeted Amount of Income Before Taxes (as those terms are defined below) for that fiscal year, and computed as set forth in clauses (B) through (F) below, based upon the amount of the Base Salary actually earned by Executive for that fiscal year or the portion thereof during which he is employed hereunder (the “Earned Base Salary” for the fiscal year). For these purposes: (i) “Income Before Taxes” for a fiscal year shall mean the income before taxes of THC and its consolidated subsidiaries for that fiscal year, as reported in THC’s audited financial statements, provided that there shall be excluded from the calculation of Income Before Taxes (x) except to the extent reflected in the Budgeted Amount of Income Before Taxes for that fiscal year, the cumulative effect of changes in accounting principles, and charges for impairment of goodwill and other intangible assets that were reflected in such audited financial statements as of the Effective Date, (y) the effect of acquisitions and divestitures that were not contemplated in the Budgeted Amount of Net Income Before Taxes for that fiscal year, and (z) the effect of items specifically identified on the face of THC’s audited income statement as “special items” that were not contemplated in the Budgeted Amount of Net Income Before Taxes for that fiscal year (including any benefits resulting from such special items); (ii) the “Net Revenue” means the net revenue of THC and its consolidated subsidiaries for that fiscal year, as reported in THC’s audited financial statements; and (iii) the “Budgeted Amount” of Income Before Taxes or of Net Revenue for a fiscal year shall mean the budgeted amount of Income Before Taxes or of Net Revenue, as applicable, for that fiscal year (calculated on a basis consistent with the calculations used for THC’s audited financial statements), as approved by the THC Board (after consultation with Executive) before the beginning of the fiscal year, subject to amendment by the THC Board (after consultation with Executive) within the period of 90 days after the beginning of the fiscal year.

(B) For the fiscal years ended March 31, 2004, and March 31, 2005: (i) the “Minimum Net Revenue Goal” for a fiscal year shall be met only if the Net Revenue for that fiscal year is at least equal to 90% of the Budgeted Amount of Net Revenue for that fiscal year; (ii) if the Net Revenue for a fiscal year is equal to 90% or more, but less than 95%, of the Budgeted Amount of Net Revenue for that fiscal year, the “Net Revenue Achievement Factor” for that fiscal year shall equal 50%; and (iii) if the Net Revenue for a fiscal year is equal to 95% or more of the Budgeted Amount of Net Revenue for that fiscal year, the “Net Revenue Achievement Factor” shall equal 100%. For the fiscal years ended March 31, 2006, and thereafter: (i) the Minimum Net Revenue Goal for a fiscal year shall be met only if the Net Revenue for that fiscal year is at least equal to 95% of the Budgeted Amount of Net Revenue for that fiscal year; and (ii) the “Net Revenue Achievement Factor” shall equal 100%.

(C) If the Minimum Net Revenue Goal for a fiscal year is met, and actual Income Before Taxes for that fiscal year equals the Budgeted Amount of Income Before Taxes for that fiscal year, the amount of the Annual Bonus shall be (I) 100% of the Earned Base Salary for the applicable fiscal year, times (II) the Net Revenue Achievement Factor.

(D) If the Minimum Net Revenue Goal for a fiscal year is met, and actual Income Before Taxes for that fiscal year exceeds the Budgeted Amount of Income Before

Taxes for that fiscal year, the amount of the Annual Bonus shall equal (I) a percentage of the Earned Base Salary for that fiscal year, equal to (x) 100% plus (y) 5% for each 1% of Income Before Taxes in excess of the Budgeted Amount of Income Before Taxes, up to a maximum of 200% of Earned Base Salary, times (II) the Net Revenue Achievement Factor.

(E) If the Minimum Net Revenue Goal for a fiscal year is met, and actual Income Before Taxes for that fiscal year is less than the Budgeted Amount of Income Before Taxes for that fiscal year, but not less than 85% of the Budgeted Amount of Income Before Taxes, the amount of the Annual Bonus for that fiscal year shall equal (I) the percentage of the Earned Base Salary for that fiscal year based on the table below, times (II) the Net Revenue Achievement Factor:

Actual Income Before Taxes as a percentage of Budgeted Amount	Percentage of Earned Base Salary
At least 95% but less than 100%	75%
At least 90% but less than 95%	50%
At least 85% but less than 90%	25%

(F) Notwithstanding the foregoing: (x) for purposes of the Annual Bonus for the fiscal year ended March 31, 2004, the Annual Bonus shall be based on the Income Before Taxes and Net Revenue for the fiscal period from July 1, 2003, through March 31, 2004, the Budgeted Amount of Income Before Taxes and the Budgeted Amount of Net Revenue shall be the amount of Income Before Taxes and Net Revenue, respectively, for the fiscal period from July 1, 2003, through March 31, 2004 as shown on THC’s “Re-estimate #5”; provided that the amount of the Annual Bonus for the fiscal year ended March 31, 2004, shall not be less than $250,000; and (y) Executive’s entitlement to receive an Annual Bonus as set forth in this Section 1(b)(iii) for the fiscal years ended March 31, 2005, or thereafter shall be subject to THC’s obtaining shareholder approval, in a manner satisfying the requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), of a plan providing for payment of the Annual Bonus. THC agrees to seek such approval at its next annual meeting of shareholders, and to negotiate promptly in good faith with Executive to agree upon an alternative arrangement reasonably satisfactory to Executive, if such approval is not obtained.

(iv) Effective as of the Effective Date, THC shall grant Executive an option (the “Initial Option”) to purchase 500,000 of its ordinary shares under the Tommy Hilfiger Corporation 2001 Stock Incentive Plan (the “2001 Plan”). Effective as of each of April 1, 2004, and April 1, 2005, THC shall grant Executive additional options (the “Additional Options” and, together with the Initial Option, the “Options”) to purchase 500,000 of its ordinary shares under the 2001 Plan or a successor equity plan of THC, subject to the following conditions: (1) that Executive remains employed hereunder on the applicable grant date; (2) that THC has sufficient shares available for such grant under a shareholder-approved plan; and (3) that if, before the grant of one or both of the Additional Options, there occurs an event that results in an adjustment to options generally pursuant to the third paragraph of Section 3 of the 2001 Plan or the corresponding provision of any successor equity plan of THC, the foregoing requirements for the Additional Options that have not yet been granted (including without limitation the number of shares subject thereto) shall be adjusted accordingly. THC agrees to seek any necessary shareholder approval to ensure that sufficient shares are so available to satisfy the condition set forth in clause (2) of the preceding sentence, and if such approval is not obtained, to negotiate in good faith with Executive to agree upon an alternative arrangement reasonably satisfactory to Executive. The exercise price for each of the Options shall be equal to the fair market value of the underlying shares on the applicable date of grant, determined in accordance with the applicable plan. Each Option shall have a term of ten years from its date of grant, and shall vest as to one-third of the covered shares on each of the first three anniversaries of its date of grant, subject to Executive’s employment on that anniversary except as otherwise provided herein. In no event shall the Options be subject to forfeiture pursuant to Section 11 of the 2001 Plan (or any similar provision in any successor plan), and in the event of any inconsistency between this sentence and Section 11 of the 2001 Plan (or any such similar provision in any successor plan) regarding forfeiture, this sentence shall prevail.

(v) During the Employment Period, Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Senior Executives (as defined below) or to employees of THUSA generally, on a basis no less favorable than the basis provided to the Senior Executives, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by THC or any of its affiliates from time to time, including plans that supplement the above-listed types of plans or programs, whether funded or unfunded. THUSA shall take all steps necessary so that, notwithstanding the current provisions of the Tommy Hilfiger U.S.A., Inc. Supplemental Executive Retirement Plan (the “SERP”), Executive shall be fully vested in his Accrued Benefit (as defined in the SERP) upon his completion of three years of service (with service beginning to accrue as of the Effective Date). For purposes of this Agreement, the “Senior Executives” means the other senior executives of THC and THUSA, other than Tommy Hilfiger and Joel Horowitz.

(vi) During the Employment Period, Executive shall participate in all other benefits and perquisites available to the Senior Executives at levels, and on terms and conditions, that are commensurate with his positions and responsibilities hereunder, and shall receive such additional benefits and perquisites as the THC Board may, at its sole discretion, from time to time provide; provided that in lieu of a car provided by THUSA, THUSA shall provide Executive with car service for business and personal use in New York, and for business use elsewhere. Executive shall be entitled to four weeks’ vacation annually during the Employment Period.

(vii) During the Employment Period, THUSA shall provide Executive with the use of private aircraft in commuting between Florida and New York.

(viii) During the Employment Period, Executive shall be eligible to participate in option grants and any other long-term incentive plans of THC and its affiliates, as in effect from time to time, in which the Senior Executives are eligible to participate, on a basis no less favorable than the Senior Executives; provided that Executive shall not be entitled to receive any option grants until after the fiscal year ended March 31, 2006.

(c) Relocation. THUSA shall reimburse Executive, upon presentation of appropriate documentation, for all reasonable expenses that he incurs in connection with his relocation from Wisconsin to New York to commence employment under this Agreement, including without limitation (i) reasonable temporary living expenses in the New York City area for up to six months after the Commencement Date (including, without limitation, lodging, meals and travel expenses); (ii) reasonable expenses incurred in connection with moving household goods and automobiles; and (iii) reasonable storage costs for household goods for up to 12 months; provided that Executive shall discuss the nature and extent of such expenses with the Chairman of THC before he incurs them. In addition, if there is a Separation as a result of the termination of Executive’s employment by THUSA without Cause or by Executive with Good Reason, THUSA shall reimburse Executive, upon presentation of appropriate documentation, for all reasonable expenses that he may incur in connection with moving his household goods and automobiles from New York to Florida. With respect to each reimbursement made to Executive pursuant to this Section 1(c) that is taxable to Executive for which Executive is not entitled to claim a corresponding tax deduction (a “Taxable Payment”), THUSA shall also pay Executive an additional amount such that, after payment of all Federal, state, local and, if applicable, foreign taxes on the additional amount and on the Taxable Payment, Executive retains an amount equal to such Taxable Payment.

(d) Separations and Other Terminations.

(i) Except as hereinafter provided in this Section 1(d)(i), the Employment Period shall continue until, and shall end upon, March 31, 2007; provided that the Employment Period shall be automatically extended for successive additional one-year periods unless written notice of intent not to renew (a “Notice of Non-Renewal”) is delivered by THUSA to Executive or by Executive to THUSA at least six months prior to the end of the Employment Period as in effect at the time the Notice of Non-Renewal is given; and provided, further, that upon a Change of Control (as defined below) at a time when the remaining Employment Period is less than two years, the Employment Period shall automatically be extended through the second anniversary of the date of the Change of Control. Notwithstanding the foregoing, the Employment Period shall end early upon Executive’s death, Disability (as defined below) or resignation in writing or at such time as the THC Board determines to cause THUSA to terminate Executive’s employment (a “Separation”). A Separation as a result of a resignation by Executive without Good Reason or a termination of Executive’s employment by THUSA without Cause shall be effective upon written notice by Executive to THUSA, or by THUSA to Executive, as applicable; provided that any such termination by THUSA must be approved by the THC Board. Executive agrees that he will resign from the THC Board, and from the boards of directors of any affiliates of THC of which he may be a member, upon the Date of Termination (as defined below). Neither a voluntary resignation by Executive nor the giving of a Notice of Non-Renewal by Executive shall be deemed to be a breach of this Agreement by Executive, and neither a termination of Executive’s employment by THUSA nor the giving of a Notice of Non-Renewal by THUSA shall be deemed to be a breach of this Agreement by THC or THUSA. The termination of Executive’s employment upon or following the end of the Employment Period as a result of a Notice of Non-Renewal shall not be deemed to be a “Separation.” The date on which any termination of Executive’s employment is effective is referred to as the “Date of Termination.” A termination of Executive’s employment without Good Reason during the 30-day period immediately following the first anniversary of a Change of Control, which Change of Control occurs during the Employment Period, is referred to as a “Window Period Termination” (but shall also be considered a termination by Executive without Good Reason).

(ii) If there is a Separation as a result of the termination of Executive’s employment by THUSA for Cause or by Executive without Good Reason, or if Executive’s employment terminates upon the expiration of the Employment Period as a result of a Notice of Non-Renewal, Executive shall be entitled to (A) Base Salary through the Date of Termination, (B) any Annual Bonus to which Executive is entitled for a fiscal year ended on or before the Date of Termination that has not yet been paid, (C) the balance of any amounts or benefits under Sections 1(b)(v), l(b)(vi), 1(c), 11(a) and 11(m) hereof which he would otherwise be entitled to receive as of the Date of Termination, but which have not theretofore been paid or provided, (D) payment with respect to unused vacation time in accordance with THUSA’s policy and (E) all other rights and benefits in which Executive is vested or entitled to under the plans, agreements or policies of THC or any of its affiliates, including without limitation the 2001 Plan as applicable, or by law as of the Date of Termination. In addition, if there is a Separation as a result of the termination of Executive’s employment by THUSA for Cause, the Options shall immediately terminate, notwithstanding any other provision of this Agreement. Further, if there is a Separation as a result of the termination of Executive’s employment by Executive without Good Reason, the Options, to the extent vested as of the Date of Termination, shall remain exercisable for three months (or such longer period as may apply as a result of the occurrence of a Change of Control on or before the Date of Termination) and then terminate, notwithstanding any other provision of this Agreement. Finally, if Executive’s employment terminates upon the expiration of the Employment Period as a result of a Notice of Non-Renewal, (A) the Options shall be treated in accordance with the applicable plan(s) and/or grant agreements and (B) if Executive is less than age 65 as of the Date of Termination, Executive and his spouse may continue to participate in THUSA’s or any of its affiliates’ Senior Executive Medical Plan, as such may be in effect at the time, at Executive’s sole cost and expense, until the earlier of Executive’s becoming eligible to receive such benefits from a new employer or under Medicare, or his death.

(iii) If there is a Separation as a result of Executive’s death, then: (A) the Options shall vest in full as of the date of death, and shall remain exercisable for one year after the date of death or, if shorter, the balance of their respective ten-year terms; (B) his estate or beneficiaries (as the case may be) shall be entitled to (1) the payments and benefits described in the first sentence of Section 1(d)(ii) hereof and (2) a lump-sum payment equal to the Annual Bonus (if any) payable for the fiscal year in which the Date of Termination occurs, calculated based on the Earned Base Salary through the Date of Termination and the Net Revenue and Income Before Taxes for the entire fiscal year, and payable following the end of that fiscal year, all in accordance with Section (1)(b)(iii) (a “Pro-Rata Bonus”); and (C) Executive’s eligible dependents shall be entitled to participate for one year in the medical plans of THUSA to the extent, and on the same terms and conditions as, such dependents were participating in such plans as of Executive’s death, with continuation coverage thereafter to be provided to the extent required by the continuation coverage requirements of Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code (“COBRA”).

(iv) “Disability” shall mean Executive’s disability within the meaning of the long-term disability benefit plan of THC and its affiliates in which he participates, which shall provide him with benefits not less favorable than those that would be available to the Senior Executives upon their disability. If there is a Separation as a result of Executive’s Disability, then in addition to any benefits provided to Executive under such long-term disability plan: (A) the Options shall vest in full as of the Date of Termination, and shall remain exercisable for one year after the Date of Termination (or longer to the extent provided in the applicable plan, if Executive dies during this one-year period) or, if shorter, the balance of their respective ten-year terms; (B) Executive shall be entitled to the payments and benefits described in the first sentence of Section 1(d)(ii) hereof and to a Pro-Rata Bonus; and (C) Executive and his eligible dependents shall be entitled to participate for one year in the medical plans of THUSA to the extent, and on the same terms and conditions as, Executive and such dependents were participating in such plans as of the Date of Termination, with benefits thereafter to the extent required by COBRA; provided that if Executive is less than age 65 at the end of the one-year continuation period provided for in this clause (C), Executive and his spouse may continue to participate in THUSA’s or any of its affiliates’ Senior Executive Medical Plan, as such may be in effect at the time, at Executive’s sole cost and expense, until the earlier of Executive’s becoming eligible to receive such benefits from a new employer or under Medicare, or his death.

(v) If there is a Separation as a result of the termination of Executive’s employment by THUSA without Cause or by Executive with Good Reason or in a Window Period Termination:

(A) Executive shall be entitled to the payments and benefits described in the first sentence of Section 1(d)(ii) above;

(B) Executive shall be entitled to the payments and benefits described in Section 1(d)(vi) below, and THUSA shall pay Executive an amount (the “Severance Payment”) equal to (I) the Multiple (as defined below) times (II) the sum of the then-applicable Annual Base Salary Rate (before any reduction that resulted in a resignation with Good Reason) and an amount in respect of the Annual Bonus equal to 100% of the then-applicable Annual Base Salary Rate. In the case of such a Separation that occurs either (1) during the period of 24 months immediately following a Change of Control or (2) before a Change of Control that subsequently occurs, if it is reasonably demonstrated by Executive that such termination of employment (x) was at the request of a third party that had taken steps reasonably calculated to effect such Change of Control or (y) otherwise arose in connection with or in anticipation of such Change of Control (each, a “Change of Control Separation”), the “Multiple” shall be three, and the Severance Payment shall be made in a single lump sum payment within five days after the Date of Termination. In the case of a Window Period Termination, the “Multiple” shall be one, and the Severance Payment shall be made in a single lump sum payment within five days after the Date of Termination. In all other cases, the Multiple shall be two, and the

Severance Payment shall be paid as salary continuation over 24 months after the Date of Termination, in accordance with the normal payroll cycle of THUSA, but in no case less frequently than monthly. In any event, the term “Salary Continuation Period” as used in Section 1(d)(vi) below shall mean the period of a number of years (with one year meaning for this purpose a period of 12 months) equal to the applicable Multiple, beginning immediately following the Separation. Notwithstanding the foregoing, THUSA shall have no obligation following the date of such breach to make or continue to make, as applicable, the Severance Payment if Executive commits, following the Date of Termination, any willful, material breach of any of the covenants set forth in Section 2 and Sections 4 through 7.

(vi) In addition to the other benefits set forth in this Section 1(d), if there is a Separation as a result of the termination of Executive’s employment by THUSA without Cause or by Executive with Good Reason or in a Window Period Termination, then Executive shall be entitled to the following:

(A) Until the end of the Salary Continuation Period, or until such sooner time as Executive becomes eligible to receive such benefits from a new employer or under Medicare, Executive and his spouse may participate, at the same cost and expense as other similarly situated Senior Executives, in THUSA’s or any of its affiliates’ Senior Executive Medical Plan and life insurance benefit plan, as such may be in effect from time to time, with benefits comparable to benefits provided to the Senior Executives; provided that if Executive is less than age 65 at the end of the Salary Continuation Period, Executive and his spouse may continue to participate in such Senior Executive Medical Plan, as such may be in effect at the time, at Executive’s sole cost and expense, until the earlier of Executive’s becoming eligible to receive such benefits from a new employer or under Medicare, or his death; and

(B) The Options shall immediately vest as of the Date of Termination, and shall remain exercisable during that one-year period (or longer to the extent provided in the applicable plan, if Executive dies during this one-year period) or, if shorter, the balance of their respective ten-year terms; provided that if there has been a Change of Control before the Date of Termination, the more favorable provisions required by Section 1(e) below shall control; and

(C) a Pro-Rata Bonus.

(vii) For purposes hereof, “Cause” means:

(1) Executive is convicted of or enters a plea of nolo contendere to a felony, or a majority of the independent members of the THC Board determines in good faith, based on reliable and substantial evidence, that Executive has committed a felony;

(2) Executive commits any willful breach of any of the covenants set forth in Section 2 and Sections 4 through 6 below, provided that such breach has resulted, or the THC Board determines in good faith in writing that such breach is likely to result, in material harm to THC or any of its affiliates;

(3) Any of the representations by Executive set forth in Section 8 below shall not have been true as of the Effective Date (determined as if the phrase “to the best of his knowledge” did not appear in Section 8), provided that such failure to have been true results in material harm to THC or any of its affiliates;

(4) Executive’s willful failure or refusal to perform any of his material duties or responsibilities under this Agreement, or to carry out reasonable lawful directions from the THC Board or from the THUSA Board with the concurrence of the THC Board in writing; provided that THUSA has given Executive notice of such failure or refusal and the steps to be taken to cure such failure or refusal, and Executive has failed to take reasonable steps to cure such failure or refusal within ten days after receiving such notice;

(5) Executive engages in conduct that constitutes, theft, misappropriation of funds, embezzlement, material dishonesty or deliberate fraud (other than any violation of law committed in good faith by Executive and in a manner he reasonably believed to be in or not opposed to the best interests of THC and its affiliates and with respect to which he had no reasonable cause to believe his conduct was unlawful at the time the action was taken); provided that in any such case, the THC Board determines in good faith in writing that such conduct or violation has resulted, or is likely to result, in material harm to THC or any of its affiliates; or

(6) Executive commits willful gross neglect of, or willful gross misconduct in carrying out, his duties under this Agreement.

An action or failure to act by Executive shall not be considered “willful” for these purposes if Executive believed in good faith that his action or failure to act was in, or not opposed to, the best interests of THC and its affiliates. A termination for Cause shall be effective on the date specified in a written notice to Executive by THUSA (as approved by a majority of the THC Board other than Executive), but not before Executive has been given written notice describing in detail the grounds on which the proposed termination is based and a reasonable opportunity to be heard, with his counsel, at a meeting of the THC Board. If THUSA terminates Executive’s employment in a purported termination for Cause, but it is subsequently determined by an arbitrator that the termination was not for Cause, the termination shall be considered to have been without Cause. A requirement that the THC Board do anything hereunder “in writing” shall be satisfied by a resolution or minutes of the THC Board (without limitation).

(viii) For purposes hereof, “Good Reason” means the occurrence of any of the following events without the written consent of Executive:

(1) A material diminution of or other adverse change in Executive’s position, title, authority, office, duties or responsibilities (including reporting relationships), except as specifically contemplated by Sections 1(a)(i) and (ii) above, or the assignment to him of duties or responsibilities that are inconsistent in any substantial respect with, or that substantially and continuously interfere with his exercise of, the authority, duties and responsibilities associated with the positions that he holds pursuant to Sections 1(a)(i) and (ii) above;

(2) The appointment of another individual as President of THUSA or of THC without the consent of Executive to such individual as required by Section 1(a)(i) or Section 1(a)(ii) above, as applicable;

(3) A reduction of the Annual Base Salary Rate or the target bonus opportunity as set forth in Section 1(b)(iii) above;

(4) A failure of the shareholders of THC to elect or re-elect Executive to the THC Board during the Employment Period, unless he is re-appointed to the THC Board within 60 days after the relevant election takes place;

(5) Following a failure of the shareholders of THC or the THC Board to approve the plan required by either Section 1(b)(iii)(F) or Section 1(b)(iv) above, either (x) THC fails to negotiate promptly and in good faith with Executive as required by such applicable Section, or (y) THC does so negotiate but fails to offer Executive an economically equivalent alternative, reasonably acceptable to Executive, to the bonus or Options, as applicable, that cannot be provided as a result of the failure of the shareholders of THC to approve such plan;

(6) The failure of THC or THUSA to obtain the assumption of this Agreement by any successor as contemplated by Section 11(e) below;

(7) Any of the representations by THC or THUSA set forth in Section 11(k) below shall not have been true as of the Effective Date, provided that such breach has resulted, or is reasonably likely to result, in material harm to Executive; or

(8) Any other material breach by THC or THUSA of this Agreement.

A termination of employment by Executive with Good Reason shall be effective on the date specified in a written notice to THUSA by Executive, but not before (x) Executive has given written notice to THUSA of his intention to terminate his employment with Good Reason, such notice to describe in detail the grounds on which the proposed termination is based, and (y) THUSA and THC have failed to cure such grounds within thirty days after the date that such written notice has been given to THUSA. For purposes of this Agreement, either party’s giving a Notice of Non-Renewal shall not constitute “Good Reason.”

(e) Change of Control. Notwithstanding any other provision of this Agreement, if a Change of Control (as defined below) occurs after the grant of any Option or any other stock option to Executive but before the Date of Termination, such option shall vest in full (to the extent not previously vested), and shall remain exercisable for the balance of its original term, notwithstanding any subsequent termination of Executive’s employment, except that in the case of a subsequent termination by THUSA for Cause or by Executive without Good Reason (other than a Window Period Termination), the Options shall be governed in accordance with such termination hereunder and the other stock options shall be governed in accordance with such termination under the applicable plan and award agreement. For purposes hereof, a “Change of Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (x) the then-outstanding ordinary shares of THC (the “Outstanding Company Ordinary Shares”) or (y) the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) of THC (the “Outstanding Company Voting Securities”); provided that, for purposes of this Section 1(e), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from THC; (B) any acquisition by THC; and (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by THC or any of its affiliates;

(ii) Individuals who, as of the day after the Effective Date, constitute the THC Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the THC Board; provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by THC’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the THC Board;

(iii) Consummation of a merger or consolidation involving THC or a sale or other disposition of all or substantially all of the assets of THC (each, a “Business Combination”), in each case unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Ordinary Shares immediately prior to such Business Combination beneficially own, directly or indirectly, either (A) more than 50% of the Outstanding

Company Voting Securities immediately following the consummation of the Business Combination or (B) in the event the Business Combination results in another corporation (“New Parent Corporation”) owning THC or all or substantially all of THC’s assets either directly or through one or more subsidiaries, more than 50% of the Outstanding Voting Securities of the New Parent Corporation;

(iv) Approval by the shareholders of THC of a complete liquidation or dissolution of THC; or

(v) The sale or other disposition by THC of a majority of the outstanding common stock and Outstanding Voting Securities of THUSA, or by THUSA of all or substantially all of its assets, in either case to an unrelated party.

(f) No Mitigation; No Offset. In the event of any termination of Executive’s employment, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain. Any rights that Executive has with respect to the Options shall not be subject to offset on account of any claims that THC or any of its affiliates may have against Executive.

(g) Nature of Payments. Any amounts due under Section 1(d) hereof are in the nature of severance payments considered to be reasonable by THC and THUSA and are not in the nature of a penalty, and are intended as liquidated damages for THUSA’s termination of Executive’s employment without Cause or the action constituting Good Reason, and shall be the sole remedy therefor.

2. Inventions and Other Intellectual Property. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, trademarks, slogans, product or other designs, business plans, logos, advertising or marketing programs, and all similar or related information which relate to THUSA’s or any of its affiliates’ business, research and development being conducted or products or services being sold or under development, at the time Executive’s employment terminates, and which are conceived, developed or made by Executive, whether alone or jointly with others, while employed hereunder (“Work Product”) belong to THC and THUSA. Executive shall promptly disclose such Work Product to THUSA and perform, at THUSA’s sole expense, all actions reasonably requested by THUSA (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). In addition, THUSA shall reimburse Executive for any reasonable fees and expenses of his counsel to review any documentation required pursuant to this Section 2.

3. Limitation. Section 2 of this Agreement regarding the ownership of inventions and other intellectual property does not apply to the extent application thereof is prohibited by any law the benefits of which cannot be waived by Executive. Executive hereby waives the benefits of any such law to the maximum extent permitted by law.

4. Confidential Information. Executive acknowledges that the information, observations and data obtained by him during the course of his employment hereunder concerning the business and affairs of THC and its affiliates, including without limitation information concerning acquisition opportunities in or reasonably related to the business or industry of THC and its affiliates, of which Executive becomes aware during his employment hereunder are the property of THC and its affiliates. Therefore, during and following the Employment Period, other than in the course of performing his duties for THC or any of its affiliates (including pursuant to Section 6 hereof), Executive agrees that he will not intentionally disclose to any unauthorized person or use for his own account any of such information, observations or data without the THC Board’s written consent, unless and to the extent that (x) he is required to do so by law or by a court, governmental agency, legislative body, or other person (including any committee of any such agency, body or other entity) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (y) it is necessary to enforce his rights under this Agreement or any other agreement with THC or any of its affiliates or (z) the aforementioned matters become generally known to and available for use by the public or within the relevant trade or industry other than as a result of Executive’s violation of this Section 4; provided that before disclosing any such information, observations and data in reliance on clause (x), Executive shall give notice to THUSA as far in advance of the required disclosure as is lawful and practicable, shall use his best efforts to cooperate with THC and THUSA, at their sole expense, in their efforts to prevent such disclosure from being compelled, and shall use his best efforts to limit his disclosure to the minimum compelled by law or court order, except to the extent THC or THUSA agrees otherwise in writing. Executive agrees to deliver to THC at a Separation or any other termination of his employment, or at any other time as THC may reasonably request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of THC and its affiliates (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control; provided that Executive may retain for his personal use (and not for any use in violation of this Section 4 or Section 5 hereof) his personal papers and other materials of a personal nature, including diaries, calendars and Rolodexes, any information he reasonably believes may be necessary for tax purposes, any information showing his compensation or relating to reimbursement of expenses and copies of plans, programs and agreements relating to his employment or the termination thereof.

5. Non-Compete, Non-Solicitation.

(a) Executive acknowledges that in the course of his employment hereunder, he will become familiar with trade secrets and customer lists of and other confidential information concerning THC and its affiliates and may become familiar with trade secrets of predecessors of THC and its affiliates, and that his services will be of special, unique and extraordinary value to THC and THUSA.

(b) Executive agrees that during the Employment Period, and for a period of two years following any Separation or other termination of his employment hereunder other than a Change of Control Separation, he shall not directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor, employee or consultant of or in any other corporation or enterprise or otherwise, engage or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, the wholesale distribution, licensing or outlet retailing of better designer apparel (consisting of men’s and women’s sportswear, jeanswear and/or children’s wear), accessories, footwear, fragrance and/or home furnishings in any geographic area in which THC or any of its affiliates is actively conducting such business both during the Employment Period and at the time Executive engages in such conduct (a “Competitive Business”). In addition, Executive, THC and THUSA agree that if during the Employment Period THC or any of its affiliates acquires or establishes a business that is not a Competitive Business (as defined above), the parties shall agree prior to such acquisition or establishment on a reasonable and appropriate description of that business as a “Competitive Business” (provided that the time period otherwise applicable for this non-compete shall be a one-year period following Executive’s Separation or other termination of his employment hereunder). Anything herein to the contrary notwithstanding, Executive shall not be deemed to be in violation of this Section 5(b) if he provides services to (i) a subsidiary, division or affiliate of a Competitive Business if such subsidiary, division or affiliate is not itself engaged in a Competitive Business and Executive does not provide, and continues not to provide, services or assistance to, and does not have, and continues not to have, any responsibilities regarding, the Competitive Business or (ii) a private equity investment or consulting business that has investments in, or clients which are involved in, a Competitive Business, so long as Executive does not provide, and continues not to provide, services or assistance to, and does not have, and continues not to have, any responsibilities regarding, such Competitive Business.

(c) Executive further agrees that during the Employment Period, and for a period of two years following any Separation or other termination of his employment hereunder, he shall not directly or indirectly solicit any Covered Employee (as defined below) to quit or abandon his or her employ with THC or such affiliate, for any purpose whatsoever. Anything herein to the contrary notwithstanding, upon the request of any employee of THC or its affiliates, Executive may provide personal references for such employee, including for employment with another entity with which Executive is not affiliated. For these purposes, a “Covered Employee” means (1) until the expiration of 180 days following a Separation or other termination of Executive’s employment, any employee of THC or of any of its affiliates, and (2) thereafter, any such employee with the title of vice president or above. THC and THUSA each acknowledges that its employees may join entities with which Executive is affiliated and that such event shall not constitute a violation of this Section 5(c) if Executive was not involved in soliciting such employee or directly or indirectly in hiring such employee or identifying such employee as a potential recruit.

(d) Nothing in this Section 5 shall prohibit Executive from being: (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, so long as Executive has no active participation in the business of such corporation.

(e) To the extent permitted by law, if, at the time of enforcement of this Section 5, a court or arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revised the restrictions contained herein to cover the maximum period, scope and area permitted by law; provided that in no event shall such period, scope or area be broader than as set forth in this Section 5.

6. Cooperation. During and following the Employment Period, Executive shall cooperate with THC and its affiliates in connection with any litigation or governmental or regulatory investigation or proceeding, against or involving THC or any of its affiliates, whether administrative, civil or criminal in nature, in which and to the extent THC or such affiliate reasonably deems Executive’s cooperation necessary; provided that following the Employment Period, such cooperation shall only be required with respect to matters relating to his responsibilities for THC or THUSA (or any of their affiliates) or of which Executive has knowledge, and shall be subject to his other personal and business commitments. Executive shall be reimbursed by THUSA for his reasonable expenses, including without limitation travel and attorneys’ fees if Executive reasonably determines that separate representation is necessary, incurred in providing such cooperation. In addition, Executive shall be compensated for any such cooperation that occurs after the Relevant Date (as defined below) at the rate of $5,000 per day. For these purposes, the “Relevant Date” means (a) if there is a Separation as a result of the termination of Executive’s employment by THUSA without Cause or by Executive with Good Reason or in a Window Period Termination, the last day of the Salary Continuation Period, and (b) in all other cases, the Date of Termination. Executive agrees that, in the event he or anyone acting on his behalf is served with any subpoena, order, directive or other legal process involving THC or any of its affiliates, he or his attorney shall use their best efforts promptly to notify THUSA’s Executive Vice President of Human Resources of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and as soon as reasonably practicable, send to THUSA’s Executive Vice President of Human Resources via overnight delivery (at the THUSA’s expense) a copy of said documents served upon him or someone acting on his behalf.

7. Nondisparagement. Following the Employment Period, Executive shall not make any public statements, written or oral, that disparage THC or any of its affiliates, or any of their respective then-current directors or senior executives. THC and THUSA agree that during and following the Employment Period, they shall not, and each of them shall direct its then-current directors and senior executives not to, make any public statements, written or oral, that disparage Executive. Notwithstanding the foregoing, nothing in this Section 7 shall prohibit Executive, THC or THUSA or their respective directors and senior executives, from (a) responding publicly to incorrect, disparaging or derogatory public statements by a party hereto, to the extent reasonably necessary to correct or refute such public statement or (b) making any truthful statement to the extent (i) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such party to make such truthful statements or (ii) necessary in any litigation, arbitration or mediation involving this Agreement. In addition, nothing in this Section 7 shall prohibit THC or THUSA from making any truthful and factual press release or public filing that is approved by a majority of the independent directors of THC.

8. Executive Representations. Executive represents and warrants to THC and THUSA that to the best of his knowledge, (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound as of the Effective Date, (b) Executive is not a party to or bound by any legally binding contract or agreement as of the Effective Date that would prevent or hinder his performance of his obligations hereunder, and (c) upon the execution and delivery of this Agreement by the parties, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

9. Notices. Any notice provided for in this Agreement must be in writing and must be personally delivered, mailed by first class mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service (charges prepaid) to the address below indicated, or sent by facsimile to the number below indicated:

If to THC or THUSA:

Tommy Hilfiger USA, Inc.

25 West 39th Street

New York, New York 10018

Facsimile: 212-548-1818

Attention: Chairman

With a copy to:

Tommy Hilfiger USA, Inc.

25 West 39th Street

New York, New York 10018

Facsimile: 212-548-1660

Attention: Executive Vice President of Human Resources

If to Executive:

c/o Tommy Hilfiger USA, Inc.

25 West 39th Street

New York, New York 10018

Facsimile: 212-548-1660

or such other address or number or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given (a) when personally delivered to the recipient with written acknowledgment of receipt, (b) three days after mailing by first class mail, (c) two days after being sent by a nationally recognized overnight courier with written acknowledgment of receipt or (d) when sent by facsimile with a printed record of completed transmission being obtained by the sender.

10. Tax Matters.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise

Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 10(a), if it shall be determined that Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 1(d)(v)(B), unless an alternative method of reduction is elected by Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 10(a). THUSA’s obligation to make Gross-Up Payments under this Section 10 shall not be conditioned upon Executive’s termination of employment.

(b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to THUSA and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by THUSA. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by THUSA. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by THUSA to Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon THUSA and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by THUSA should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event THUSA exhausts its remedies pursuant to Section 10(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by THUSA to or for the benefit of Executive.

(c) Executive shall notify THUSA in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by THUSA of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after Executive is informed in writing of such claim. Executive shall apprise THUSA of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to THUSA (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If THUSA notifies Executive in writing prior to the expiration of such period that THUSA desires to contest such claim, Executive shall:

(i) give THUSA any information reasonably requested by THUSA relating to such claim,

(ii) take such action in connection with contesting such claim as THUSA shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by THUSA,

(iii) cooperate with THUSA in good faith in order effectively to contest such claim, and

(iv) permit THUSA to participate in any proceedings relating to such claim;

provided that THUSA shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income or other tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(c), THUSA shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as THUSA shall determine; provided that, if THUSA pays such claim and directs Executive to sue for a refund, THUSA shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, THUSA’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by Executive of a Gross-Up Payment or payment by THUSA of an amount on Executive’s behalf pursuant to Section 10(c), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to THUSA’s complying with the requirements of Section 10(c), if applicable) promptly pay to THUSA the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by THUSA of an amount on Executive’s behalf pursuant to Section 10(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and THUSA does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Notwithstanding any other provision of this Section 10, THUSA may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

(f) Definitions. The following terms shall have the following meanings for purposes of this Section 10.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code or any similar tax that may hereafter be imposed, together with any interest or penalties imposed with respect to such excise or other similar tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment, benefit, entitlement or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv) The “Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

11. General Provisions.

(a) Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and THUSA shall promptly reimburse him for all legitimate business expenses incurred in connection with carrying out the business of THC and its affiliates, subject to documentation and in accordance with THUSA’s reimbursement polices. In addition, THUSA agrees to pay, and hold Executive harmless against the liability for payment of, one-half of the reasonable legal and other expenses of Executive incurred in connection with the negotiation and execution of this Agreement and the Exhibits hereto, up to $50,000, and 100% of such expenses in excess of $50,000.

(b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein; provided that any reformation shall be effective only if the economic or legal substance of the transactions contemplated hereby would not thereby be affected in any manner materially adverse to any party hereunder; and provided, further, that Section 5(e) shall supersede this Section 11(b) with respect to the matters set forth herein, to the extent the two sections are inconsistent.

(c) Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations among the parties, written or oral, which may have related to the subject matter hereof in any way. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of THC or any of its affiliates applicable to Executive, the provisions of this Agreement shall control to the extent more favorable to Executive.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations of THC or THUSA under this Agreement may be assigned or transferred by them except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the assets of THC or THUSA, as the case may be, provided in either case that the successor, assignee or transferee is the successor to all or substantially all of the assets of THC or THUSA and such successor, assignee or transferee assumes the liabilities, obligations and duties of THC or THUSA, as contained in this Agreement, either internally or as a matter of law. THC and THUSA each further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to assume its liabilities, obligations and duties hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits which may be transferred only by will, operation of law or as provided below in this Section 11(e) or in any applicable plan, program, grant or agreement of THC or any of its affiliates. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving THUSA written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement or any other agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary or beneficiaries, estate or other legal representative.

(f) Tax Withholding. THC and THUSA may withhold from any and all payments and benefits under this Agreement all federal, state, city, or other taxes to the extent required pursuant to any law or governmental regulation or ruling; provided that the payment of any such taxes with respect to equity awards shall be governed by the applicable plan or award agreement.

(g) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(h) Remedies. Executive acknowledges that the provisions of Section 2 and Sections 4 through 7 above are reasonable and necessary for the protection of THC and its affiliates, and that they may be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to THC and THUSA, and notwithstanding Section 11(m) below, THC and THUSA shall be entitled to seek an appropriate injunctive or other equitable remedy (including without limitation temporary, preliminary or permanent injunctive relief), which rights shall be in addition to any damages and any other rights or remedies to which it may be entitled, for the purposes of restraining Executive from any actual or threatened breach of, or otherwise enforcing such provisions, and no bond or security shall be required in connection therewith. THC and THUSA acknowledge that their covenants under Section 7 above are reasonable and necessary for the protection of Executive, and that he may be materially and irrevocably damaged if such covenants are not specifically enforced. Accordingly, THC and THUSA each agrees that, in addition to any other relief or remedies available to Executive, and notwithstanding Section 11(m) below, Executive shall be entitled to seek an appropriate injunctive or other equitable remedy (including without limitation temporary, preliminary or permanent injunctive relief), which rights shall be in addition to any damages and any other rights or remedies to which he may be entitled, for the purposes of restraining THC or THUSA from any actual or threatened breach of, or otherwise enforcing, such covenants, and no bond or security shall be required in connection therewith.

(i) Amendment and Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of THC or THUSA. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing, must specifically refer to the provision being waived, and must be signed by Executive or an authorized officer of either THC or THUSA, as applicable.

(j) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which THUSA’s main executive offices are located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(k) Representation. THC and THUSA each represents and warrants to Executive that (i) execution, delivery and performance of this Agreement by it does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which it is a party or by which it is bound in any manner that would adversely affect Executive’s rights hereunder, (ii) it is fully authorized and empowered (including, without limitation, by any action, if any, required to be taken by the THC Board or any committee thereof) to enter into this Agreement (and any related agreement relating to the Initial Option), and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be its valid and binding obligation enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. In addition, THC represents and warrants to Executive that as of the date of execution of this Agreement, its articles of association have been amended as set forth in Exhibit B hereto. Finally, THUSA represents and warrants to Executive that as of the date of execution of this Agreement, its by-laws have been amended as set forth in Exhibit C hereto.

(l) Survival. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment, and/or the expiration of the Employment Period in accordance with Section 1(d) hereof, in each case to the extent necessary to the intended preservation of such rights and obligations.

(m) Resolution of Disputes. Any dispute or claim between THC or THUSA and Executive arising out of, or, in connection with this Agreement, any other agreement between Executive and THC and/or THUSA or in connection with Executive’s employment or termination thereof shall be resolved by binding arbitration, except as provided in Section 11(h) above. The arbitration shall take place in New York City and shall be before a neutral arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, subject to modification by the National Rules for the Resolution of Employment Disputes to the extent the dispute or claim relates to employment discrimination. To the extent that Executive is the prevailing party in any such arbitration, as determined by the arbitrator, THUSA shall reimburse him for his reasonable attorneys’ fees, costs and disbursements in such proceeding; provided that the foregoing shall not apply in the case of any such dispute or claim arising in connection with a Change of Control Separation or during the period of 24 months immediately following a Change of Control, and instead, THC or THUSA shall reimburse Executive, to the full extent permitted by law, for his reasonable attorneys’ fees, costs and disbursements incurred in connection therewith, unless the arbitrator determines that Executive’s position was frivolous or maintained in bad faith. All other costs of the arbitration shall be borne equally by THC and/or THUSA, on the one hand, and Executive on the other hand. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought. In no event shall any party hereto be liable for punitive or exemplary damages in any such dispute.

(n) Contractual Rights and Obligations. This Agreement establishes contractual rights and obligations of Executive, THC and THUSA. Nothing herein shall be deemed to require THC or THUSA to segregate, earmark or otherwise set aside any funds or other assets, in trust or otherwise, for any payments that may be required hereunder.

12. Indemnification and Directors’ and Officers’ Liability Insurance.

(a) THUSA agrees that if, at any time before March 31, 2005, Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of THC, Executive shall be indemnified and held harmless by THUSA to the fullest extent permitted by law or THUSA’s corporate governance documents, against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and not otherwise received by him from another source, such as insurance, and such indemnification shall inure to the benefit of Executive’s heirs and legal representatives. THUSA shall advance to Executive all costs and expenses incurred by him in connection with a Proceeding covered by this Section 12(a) within 20 calendar days after receipt by THUSA of a written request for such advance, subject to an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b) Executive shall be covered by directors’ and officers’ liability insurance on the same terms and conditions as the other officers and directors of THC and THUSA.

(c) Nothing in this Section 12 shall be construed as reducing or waiving any right to indemnification or advancement of expenses that Executive would otherwise have under THC’s or THUSA’s corporate governance documents or under applicable law.

13. Guarantee. THC hereby guarantees payment by THUSA of all amounts due Executive by THUSA pursuant to the terms of this Agreement, except to the extent prohibited by law with respect to Section 12(a).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TOMMY HILFIGER CORPORATION

/S/ JOEL J. HOROWITZ

By:	Joel J. Horowitz
Its:	Chairman

TOMMY HILFIGER U.S.A., INC.

/S/ JOEL J. HOROWITZ

By:	Joel J. Horowitz
Its:	Chairman

/S/ DAVID F. DYER

David F. Dyer

EXHIBIT A

Current Board Memberships

ADVO, Inc.

The Advisory Board of the Eller School of Business of the University of Arizona

The Advisory Board of Gryphon Investors, Inc.

EXHIBIT B

Amendments to THC Articles of Association

RESOLVED, that Sections 104 and 105 of the THC’s Articles of Association are hereby amended and restated to read as follows:

104.	The Company may by resolution of directors appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, an Honorary Chairman of the Board, a Vice-Chairman of the Board of Directors, a Chief Executive Officer, a President, and one or more Vice-Presidents, Secretaries and Treasurers and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

105.	The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or resolution of members, but in the absence of any specific allocation of duties, it shall be the responsibility of the Chairman of the Board of Directors to preside at meetings of directors and members, the Vice-Chairman to act in the absence of the Chairman, the Chief Executive Officer, as required by the needs of the business, to have general supervision and control with respect to the affairs of the Company, the President to have such duties as may be assigned by the Board or the Chief Executive Officer, the Vice-Presidents to perform such duties as may be assigned by the Board, the Chief Executive Officer or the President, the Secretaries to maintain the share register, minute books and records (other than financial records) of the Company, and the Treasurer to be responsible for the financial affairs of the Company.

EXHIBIT C

Amendments to THUSA By-Laws

1. Article IV, Section 4 of the By-Laws is hereby amended to read as follows:

Section 4. Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of stockholders and of the Board of Directors. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-Laws or by the Board of Directors.

2. Article IV of the By-Laws is hereby amended by adding the following new Section 5A:

Section 5A. Chief Executive Officer. The Chief Executive Officer shall, subject to the control of the Board of Directors, manage the day to day affairs of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the Chief Executive Officer shall preside at all meetings of stockholders and the Board of Directors. The Chief Executive Officer may execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the Chief Executive Officer. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-Laws or by the Board of Directors.

3. Article IV, Section 6 of the By-Laws is hereby amended to read as follows:

Section 6. President. The President shall have such duties and may exercise such powers as may be assigned by the Board of Directors or the Chief Executive Officer.

4. Article IV, Section 7 of the By-Laws is hereby amended to read as follows:

Section 7. Vice Presidents. Each Vice President shall perform such duties and may exercise such powers as may be assigned by the Board of Directors, the Chief Executive Officer or the President.

5. Article IV, Section 8 of the By-Laws is hereby amended and restated in its entirety to read as follows:

Section 8. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committee when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meeting of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision he shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

6. Article IV, Section 9 of the By-Laws is hereby amended and restated in its entirety to read as follows:

Section 9. Treasurer. The Treasurer shall have the custody of the Corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or the Chief Executive Officer. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors or the Chief Executive Officer, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the financial performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

7. Article IV, Section 10 of the By-Laws is hereby amended and restated in its entirety to read as follows:

Section 10. Assistant Secretaries. Except as may be otherwise provided in these By-Laws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, and Vice President, if there

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be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

8. Article IV, Section 11 of the By-Laws is hereby amended and restated in its entirety to read as follows:

Section 11. Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

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